EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference therein of our report dated February 21, 2003, with respect to the consolidated financial statements and schedules of Texas Capital Bancshares, Inc. included in its Form 10-K for the year ended December 31, 2003, and to the reference to our firm under the caption “Experts” and in Footnote 1 of both the Summary Consolidated Financial Information and Selected Consolidated Financial Data tables included in its Registration Statement (Form S-3 No. 333-97915) dated August 13, 2003, filed with the Securities and Exchange Commission, in the Registration Statement pertaining to the shares of common stock that may be issued pursuant to the 1999 Omnibus Stock Plan and the 2000 Employee Stock Purchase Plan of Texas Capital Bancshares, Inc.

Dallas, Texas
October 2, 2003